UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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CACI INTERNATIONAL INC
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October 9, 2023

Via Electronic Message

ISS Corporate Solutions
U.S. Research Help Center

Re: ISS Proxy Analysis & Benchmark Policy Voting Recommendations for CACI International Inc

This letter provides our perspective on the analysis and recommendation to our shareholders regarding “Item 2. Advisory Vote to Ratify Named Executive Officers’ Compensation” (the “Say on Pay Proposal”) included in the ISS Proxy Analysis & Benchmark Policy Voting Recommendations for CACI International Inc (the “Report”). We believe that a recommendation AGAINST our Say on Pay Proposal is not warranted considering (1) our overall pay program, (2) our demonstrated pay-for-performance philosophy supported by our shareholders over numerous years and (3) the singular, one-time nature of what ISS describes as a “problematic pay practice” referenced in the Report.

We are requesting that you reconsider your AGAINST recommendation in consideration of the context that informed our Compensation Committee’s decision-making during the fiscal year as outlined below. We also note that, per the ISS Pay-for-Performance quantitative screen, CACI demonstrated median CEO pay, above median performance, and strong Pay-TSR alignment – resulting in a “Low Concern” assessment. We respectfully submit that this is what shareholders can and should focus on, which by ISS’s own standards is the critical factor when evaluating the propriety of executive compensation strategy. We are also filing this letter with the SEC to make it widely available to our shareholders.

Payment upon Voluntary Termination

The Report provides a singular reason for its recommendation: “A vote AGAINST this [Item 2] is warranted due to a problematic pay practice. The company provided a cash payment upon an NEO’s retirement which does not appear to be involuntary.” ISS construed the payment to CACI’s former CFO as a gratuitous severance payment, which we believe is incorrect. Rather, the payment was of compensation earned in FY20 and FY21, but which would have been forfeited upon the CFO’s retirement due to now superseded terms in CACI’s Restricted Stock Unit (“RSU”) Agreement.1 As a result, we believe ISS’s conclusion merits a revised analysis and recommendation. The payment did not represent a severance payment simply due to retirement.2 Instead, the Compensation Committee approved the payment as compensation for services rendered during his employment with CACI for the reasons below:

1 CACI issues both Restricted Stock Units (RSUs), which are time-based, and Performance Restricted Stock Units (PRSUs), which are performance based. For ease of reference, we refer to these collectively as RSUs.
2 CACI’s Proxy Statement properly listed the payment in the Bonus column in the Summary Compensation Table, per SEC requirements, as this was a discretionary cash payment.

1.Although our former CFO resigned effective November 1, 2022, the payment was contingent on his (i) continued service through January 2023 and (ii) contributions towards the transition of his replacement, both of which provided value to our shareholders. This is supported by the fact that the payment was not made until January 2023 - after confirmation he completed his continuing obligations; and

2.The Compensation Committee considered his forfeiture of a significant portion of earned, unvested RSUs after a long, fruitful career at CACI that resulted from his retirement in early CY2023/mid-FY23. The forfeiture would have resulted in a failure for him to realize compensation for his contributions to our performance during the performance period. The forfeiture of earned, unvested RSUs was also contrary to CACI’s current policy, which allows continued vesting of such RSUs upon retirement provided the individual complies with surviving obligations to CACI.

We have provided more details on the Compensation Committee’s rationale for each of these items below.

Transition Compensation

Although our former CFO resigned effective November 1, 2022, he continued his employment with CACI in another role through January 9, 2023 to assist with the transition to CACI’s new CFO. The Compensation Committee considered this additional service and the additional value created by retaining him over a transition period when determining whether to make any additional payment upon completion of his service to CACI. Although ISS characterizes the payment as a severance payment, the payment represents compensation earned during his tenure as CFO and for the additional contributions and services provided to CACI during the transition period. The Compensation Committee would not have approved the payment if he did not continue his service through January 9, 2023, and the payment was ultimately made when he no longer served as one of our executive officers. The provision of this value to an employee in recognition of services provided to the Company is within the scope of the Compensation Committee and ISS should reconsider whether this payment, which guaranteed a well-ordered transition of our CFO, provided value to our shareholders.

Forfeiture of Earned Compensation

Based on the Company’s performance over the past three years, which was partially attributable to his service, our former CFO earned 980 RSUs and 2,655 RSUs pursuant to RSUs granted in CACI’s FY20 and FY21, respectively. Pursuant to the grant agreements, the number of RSUs earned during FY21 and FY22 were fixed based on CACI’s performance during these periods and the earned shares were subject to a holding requirement for retention purposes (as disclosed in CACI’s previous proxy statements). In short, our former CFO was in possession of a number of RSUs whose forfeiture was solely contingent on his retirement date. The Compensation Committee believes that retirement (after years of service to CACI) should not result in a forfeiture of performance-based equity awards which were previously earned but not yet vested. The Compensation Committee considered that the RSU agreements granted on or after FY22 (as described below) do not provide for forfeiture similar to the FY20 and FY21 grant agreements, and determined that the prudent course of action was to treat the unvested shares issued for FY20 and FY21 in the manner consistent with the FY22 grant agreements. The

Compensation Committee also considered the potential adverse incentive for executive officers to delay retirement to ensure previously earned RSUs have an opportunity to vest if we required the forfeiture of earned RSUs. For the future, the Compensation Committee addressed this issue in 2022 when it approved amendments to our RSU grant agreements as summarized below.

CACI Vesting Policies (2022 Update)

The Compensation Committee updated the Company’s retirement policy in 2022 to provide that outstanding RSUs will continue to vest after retirement (in contrast to prorated vesting at retirement prior to 2022), provided that the grantee complies with surviving obligations to CACI. As previously mentioned, the Compensation Committee believes that retirement (after years of service to CACI) should not result in a forfeiture of performance-based equity awards that were previously earned but not yet vested. This change was not only applicable to our executive officers, but was applied to the broad base of employees who receive RSU grants. The Compensation Committee considered this policy update, the forfeiture of earned RSUs (as described above) and our former CFO’s continued service after his resignation (as described above) when determining the appropriate payment upon completion of his service to CACI.

Conclusion

When our former CFO took office, CACI’s stock was trading at $50/share. The closing price on January 9, 2023 – the date of his retirement and used in calculating the payment - was $297.16. Our former CFO contributed significantly to that tremendous growth in our stock price and shareholder value. Indeed, we believe that this objective data speaks volumes. The Compensation Committee determined that providing compensation equal to the value of certain forfeited PRSUs, which were earned but unvested, in recognition of that track record and in return for assurance of an efficient and productive transition of our new CFO, was appropriate and beneficial to CACI and our shareholders. We believe that ISS and our shareholders should consider all of these facts when considering the appropriate vote with respect to our Say on Pay Proposal.

Additional Comments

While not directly referenced in the Report’s voting recommendations, we also wanted to provide our perspective on several notes included in the Report related to Director Compensation, Perquisites and ESG disclosures.

Chairman Compensation

The Report includes the following note to our shareholders regarding the compensation of the Chairman of the Board of Directors (the “Chairman”): “Non-employee chair Michael Daniels received total compensation of $588,563 for fiscal 2023, which is considered to be an outlier based on data from the company’s GICS sector and index.” The Report provides no data or information regarding what constitutes acceptable compensation under the undisclosed analysis.

First, as disclosed in our Proxy Statement, “the Compensation Committee reviews general market data for director compensation as well as director compensation data from the Company’s peer group, . . . [and] also considers input from its third-party compensation consultant retained by the Compensation Committee, regarding market practices for director compensation.” In 2022, in consultation with Mercer – one of the country’s foremost compensation advisors - the Compensation Committee determined the total compensation for the Chairman based on market data and his individual role and responsibilities. We believe that Mr. Daniels compensation is appropriate and reflects his contributions to CACI. We appreciate ISS’s thoughts on this matter and will consider additional disclosures explaining the Compensation Committee’s rationale for director compensation in the future.

Second, we assess the Chairman’s compensation against the compensation of his predecessor, Dr. Jack London. Admittedly, Dr. London also served as Executive Chairman of the Company, a position that Mr. Daniels did not hold. That said, the Chairman clearly has significant responsibilities in that capacity, responsibilities on which ISS places a premium. For FY20, Dr. London’s compensation, as reported in the Proxy, was $6,516,085. For FY21 it was $4,594,303. Mr. Daniel’s FY23 compensation was approximately 10% of the average compensation paid to Dr. London. We regard that as a tremendous value for our shareholders.

Third, the compensation that is reflected in our Proxy Statement reflects compensation paid to the Chairman in FY23. Due to the timing of certain payments, the Chairman’s FY23 compensation reflects an approximately $25,000 payment made on July 1, 2022 (the first day of CACI’s FY23) for services that were provided in FY22. CACI was required to report that as compensation for FY23. That, however, resulted in the artificial inflation of the Chairman’s FY23 compensation.

Perquisites

The Report also raised the following point regarding perquisites: “[t]he company provided a large automobile perquisite to CEO John Mengucci of $86,436 and $4,326 for personal use of a car service and personal security driver and automobile expenses, respectively.

First, we provide modest total perquisites to our named executive officers, and we disagree with ISS’s focus on a single perquisite without consideration of total perquisites provided to our named executive officers and the total compensation provided to our named executive officers which ISS scored as a “Low” concern with respect to aligning pay with performance.

Second, ISS’s analysis fails to consider that the car service provided to Mr. Mengucci is inclusive of the costs associated with a personal security driver and classifies the full expense as merely an automobile perquisite. That is incorrect. We clearly disclose that these amounts include both a car service and personal security driver as opposed to traditional automobile expenses that may relate solely to vehicles. We respectfully request that ISS consider this fact when analyzing our future perquisite disclosures in comparison to our peer group.

Environmental and Social Disclosures

CACI published its FY22 sustainability report earlier this year which outlines our commitment, goals and progress with respect to the environment, our people, our culture and our community. We invite you to review our FY22 report at (www.caci.com/corporate-social-responsibility-csr-environmental-social-governance-esg) for more information and we look forward to updating the report in FY23.

Conclusion

We have historically received significant shareholder support for our executive compensation programs over the past seven years and we believe this is a strong indication and signal from our shareholders that the Compensation Committee has consistently developed compensation programs that provide value to our shareholders. We hope that both ISS and our shareholders can see how our FY23 compensation decisions continued to align compensation with shareholder value as they review the Report. Further, as of 2023, CACI no longer has any single-trigger change of control severance agreements, nor do we have any severance agreements with a 280G gross up. ISS has called these out critically in prior reports but fails to recognize or provide credit for ceasing this practice in 2023.

For the reasons stated above, CACI believes that ISS should reconsider its AGAINST recommendation and update the Report given the full context of CACI’s executive compensation program. If you have any questions, please contact me at wkoegel@caci.com. Thank you for your time and consideration.

Sincerely,

J. William Koegel, Jr. Executive Vice President, General Counsel and Secretary